EXHIBIT 3.4

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CTD HOLDINGS, INC.

TO:	Department of State
Tallahassee, Florida 32304

Pursuant to the provisions in Section 607.1003 of the Florida Statutes, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1. The following amendments to the Articles of Incorporation of CTD Holdings, Inc. were adopted by holders of a majority of the outstanding stock of the corporation effective March 29, 2002, in the manner prescribed by the Florida General Corporation Act:

Article III of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III.NATURE OF BUSINESS AND POWERS

The general nature of the business or businesses in which the corporation is authorized to transact business, in addition to those authorized by the laws of the state of Florida and the powers of said corporation, shall be as follows:

1.	To engage in any activity or business authorized under the Florida Statutes.

2.
In general, to carry on any and all incidental business:  to have and exercise all the powers conferred by the laws of the state of Florida, and to do any and all things herein set forth to the same extent as a natural person might or could do.

3.
To purchase or otherwise acquire, undertake, carry on, improve, or develop, all or any of the business, good will, rights, interests, assets, capital stock and liabilities of any person, firm, association, or corporation carrying on any kind of business of a similar nature to that which this corporation is authorized to carry on, pursuant to the provisions of this certificate; and to hold, utilize, or in any manner dispose of the rights, interests, capital stock and property so acquired.

4.
To enter into and make all necessary contracts for its business with any person, entity, partnership, association, corporation, domestic or foreign, or of any domestic or foreign state, government, or governmental authority, or of any political or administrative subdivision, or department thereof, and to perform and carry out, assign, cancel, rescind any of such contracts.

5.
To exercise all or any of the corporate powers, and to carry out all or any of the purposes, enumerated herein otherwise granted or permitted by law, while acting as an agent, nominee, or attorney-in-fact for any persons or corporations, and perform any service under contract or otherwise for any corporation, joint stock company, association, partnership, firm, syndicate, individual, or other entity, and in such capacity or under such arrangement, to develop, improve, stabilize, strengthen, extend the property and commercial interest thereof, and to aid, assist, or participate in any lawful enterprises in connection therewith or incidental to such agency, representation, or service, and to render any other service or assistance insofar as it lawfully may under the laws of the state of Florida, providing for the formation, rights, privileges, and communities of corporation for profit.

6.
To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers herein set forth, either alone or in association with others incidental or pertaining to, or going out of, or connected with its business or powers, provided the same shall not be inconsistent with the laws of the state of Florida.

7.
The several clauses contained in this statement of the general nature of the business or businesses to be transacted shall be construed as both purposes and powers of this corporation, and statements contained in each clause shall, except as otherwise expressed, be in no ways limited or restricted by reference to or inference from the terms of any other clause, They shall be regarded as independent purposes and powers.  Nothing herein contained shall be deemed or construed as authorizing or permitting, or purporting to authorize or permit the corporation to carry on any business, exercise any power, or do any act which the corporation may not, under the laws of the state of Florida, lawfully carry on, exercise, or do.

Article IV of the Articles of incorporation is hereby amended to read as follows:

ARTICLE IV.  CAPITAL STOCK

The total number of shares of capital stock that this corporation shall have the authority to issue and to have outstanding at any one time is one hundred million (100,000,000) shares of common stock with $0.001 par value per share.  The Board of Directors is expressly authorized, pursuant to Section 607.0602 of the Florida Business Corporation Act, to provide for the classification and reclassification of any unissued shares of Common Stock without the approval of the shareholders of the Corporation, all within the limitations set forth in Section 607.0601 of the Florida Business Corporation Act.  Except as otherwise required by law all rights to vote and all voting power shall be vested exclusively in holders of the Common Stock.  Cumulative voting by any shareholder is hereby expressly denied.  No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Company now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

Article XIII of the Articles of Incorporation is hereby inserted to read as follows:

ARTICLE XIII.  INDEMNIFICATION

The Company shall, to the fullest extent permitted or required by the Florida Business Corporation Act, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Company to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the Company.  The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Florida Business Corporation Act, or otherwise.  The Company may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the Company would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article.  For purposes of this Article, the term “Directors” includes former directors of the Company and any director who is or was serving at the request of the Company as a director, officer, employee, or agent of another Company, partnership, joint venture, trust, or other enterprise, including, but not limited to, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, but not limited to, attorneys-at-law, accountants, and financial consultants).  For purposes of this Article, the term “Executive Officers” includes those individuals who are or were at any time “executive officers” of the Company as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.  All other capitalized terms used in this Article and not otherwise defined herein have the meaning set forth in Section 607.0850 of the Florida Business Company Act.  The provisions of this Article are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties.  No amendment to or repeal of this Article shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

2. The number of shares of the corporation outstanding at the time of such adoption was 4,846,220 shares common stock; and the number of shares entitled to vote thereon was 4,846,220 shares common stock.

3. The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Class	Number of Shares

Common	4,846,220

4. Number of shares voted for such amendment was 2,929,000 and the number of shares voted against such amendment was 0.

5. The number of shares of each class entitled to vote thereon as a class voted for and against such amendments, respectively, was:

Class	Number of Shares Voted For	Number of Shares Voted Against

Common	2,929,000	0

Dated:                                          , 2004

CTD HOLDINGS, INC.

By:	/s/ C.E. Rick Strattan
C.E. RICK STRATTAN, President

Corporate Seal	Attest:	/s/
C.E. RICK STRATTAN, C.E.O.

/s/ George L. Fails
GEORGE L. FAILS
Title

STATE OF FLORIDA
COUNTY OF ALACHUA
I HEREBY CERTIFY that on this day before me, an officer duly qualified to take acknowledgments, personally appeared C.E. RICK STRATTAN, President and Secretary of CTD Holdings, Inc., to me known to be the person described in and who executed the foregoing Articles of Amendment, and upon oath acknowledged before me that he executed the same.

WITNESS my hand and official seal in the County and State last aforesaid this 5th day of May, A.D. 2004.

/s/ Bruce Brashear
Notary Public State at Large
My Commission Expires: March 4, 2006

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